CONSENT OF BARRY L. FRIEDMAN, CPA



                                           Document is copied.
                            BARRY L. FRIEDMAN, P.C.
                           Certified Public Accountant

1582TULITA DRIVE                                          OFFICE (702) 361-8414
LAS VEGAS, NEVADA 89123                                   FAX NO. (702) 896-0278
To Whom It May Concern:                                             May 22, 2000





The firm of Barry L. Friedman, P.C., Certified Public Account consents to the inclusion of their report of May 22, 2000, on the Financial Statements of SUPREME HOSPITALITY, (Formerly RICHWOOD, INC.), (Formerly GRUBSTAKE, INC.), (A Development Stage Company), as of April 29, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,



/s/ Barry L. Friedman
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    Barry L. Friedman
    Certified Public Accountant



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